EXHIBIT (g)(5)

                       First Pacific Mutual Fund, Inc.

                           Amendment to Schedule C
                             Dated April 16, 2009

Part I:  Access Persons of Union Bank, N.A.

	Margaret Bond
	John Kramon
	Moon Shil Lee
	Minna Alfaro

Part II:  Authorized Persons of First Pacific Mutual Fund, Inc.

	Terrence K.H. Lee
	Andrea E.L. Chan
	Louis F. D'Avanzo
	William M. Evans
	Charlotte A. Meyer
	Nora B. Simpson


							First Pacific Mutual Fund, Inc.

							By: _/s/ Charlotte A. Meyer______

							Date:  April 16, 2009

							By:  _/s/ Nora B. Simpson________

							Date:  April 16, 2009

							Union Bank, N.A.

							By: _/s/ Margaret Bond__________
								Margaret Bond, Vice President

							Date:  June 2, 2009

							By:  _/s/ John Kramon_________________
								John Kramon, Vice President

							Date:  June 2, 2009